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                                                                   EXHIBIT 11.02

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
      COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                                                          THREE MONTHS
                                                                                             ENDED
                                                                                          SEPTEMBER 30,
                                                                                     ---------------------
                                                                                     1996             1995
                                                                                 -------------    ------------
                                                                                         (UNAUDITED)
COMPUTATION OF INCOME (LOSS) PER COMMON SHARE:
    Net income (loss) .......................................................    $    (23,655)    $      1,713
    Dividend requirement on $2.4375 preferred stock* ........................          (1,401)          (1,315)
                                                                                 ------------     ------------
    Net income/(loss) applicable to common stock, net of preferred dividends*    $    (25,056)    $        398
                                                                                 ============     ============

INCOME (LOSS) PER COMMON SHARE--ASSUMING NO AND FULL DILUTION:
    Net income (loss) .......................................................    $      (1.62)    $       0.14
    Dividend requirement on $2.4375 preferred stock* ........................           (0.10)           (0.11)
                                                                                 ------------     ------------
    Net income/(loss) per common share, net of preferred dividends* .........    $      (1.72)    $       0.03
                                                                                 ============     ============

COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES--PRIMARY AND
  FULLY DILUTED:
   Weighted average number of common shares outstanding .....................      14,445,400       12,197,889
   Common shares issuable for warrants and under incentive stock option plan          740,250          828,750
   Less shares assumed repurchased with proceeds ............................        (583,765)        (497,314)
                                                                                 ------------     ------------

                                                                                   14,601,885       12,529,325
                                                                                 ============     ============
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*   The income/loss is decreased/increased by the undeclared, unpaid cumulative preferred stock dividends in calculating net income/loss attributable to the common shareholders.